Issuer Free Writing Prospectus

Filed Pursuant to Rule 433(d)

Registration No. 333-202260

November 13, 2017

Spirit Airlines, Inc. (“Spirit”)

(NASDAQ Symbol: SAVE)

2017-1 Pass Through Trusts

Class AA, Class A and Class B Pass Through Certificates, Series 2017-1

Pricing Supplement dated November 13, 2017 to the preliminary prospectus supplement dated November 13, 2017 (the “Preliminary Prospectus Supplement”) relating to the Class AA Certificates, the Class A Certificates and the Class B Certificates referred to below of Spirit.

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2017-1AA (the “Class AA Certificates”)	Class A Pass Through Certificates, Series 2017-1A (the “Class A Certificates”)	Class B Pass Through Certificates, Series 2017-1B (the “Class B Certificates”)

Amount:	$247,099,000	$82,366,000	$91,035,000

Ratings:	It is a condition to the issuance of the Class AA Certificates, the Class A Certificates and the Class B Certificates that they be rated by Fitch and Standard & Poor’s at not lower than the applicable ratings set forth in the table below:

Fitch:	AA	A	BBB+
Standard & Poor’s:	AA	A	BBB-

Public Offering Price:	100%	100%	100%

CUSIP:	84858W AA4	84858X AA2	84859M AA5

ISIN:	US84858WAA45	US84858XAA28	US84859MAA53

Coupon/Stated Interest Rate:	3.375%	3.650%	3.800%

Make-Whole Spread Over Treasuries:	0.15%	0.20%	0.30%

Depositary Rating:	The Depositary currently meets the Depositary Threshold Rating requirement. The Depositary has Long-Term Ratings of A+ from Fitch and A+ from Standard & Poor’s. The Depositary is a national bank, which has agreed to hold the Deposits for the Class AA Certificates in fiduciary accounts pursuant to its trust powers.

Liquidity Provider Rating:	The Liquidity Provider currently meets the Liquidity Threshold Rating requirement. The Liquidity Provider has Long-Term Ratings of AA- from Fitch and AA- from Standard & Poor’s.

Available Amount under the Liquidity Facilities at February 15, 2019[1]:	$11,918,646	$4,296,580	$4,398,864

Initial “Maximum Commitment” under the Liquidity Facilities:	$14,293,133	$5,152,566	$5,928,908

Underwriters Purchase Commitments:
Morgan Stanley & Co. LLC	$61,776,000	$20,592,000	$22,760,000
Citigroup Global Markets Inc.	$61,776,000	$20,592,000	$22,760,000
Goldman Sachs & Co. LLC	$61,774,000	$20,591,000	$22,758,000
Barclays Capital Inc.	$61,773,000	$20,591,000	$22,757,000

Aggregate Underwriting Commission:	$4,205,000

Concession to Selling Group Members:	0.50%	0.50%	0.50%

Discount to Brokers/Dealers:	0.25%	0.25%	0.25%

Settlement:	November 28, 2017 (T+10) closing date, the 10th business day following the date hereof.

A rating is not a recommendation to purchase, hold or sell the Class AA Certificates, the Class A Certificates or the Class B Certificates, and such rating does not address market price or suitability for a particular investor. There can be no assurance that the ratings assigned on the Issuance Date by Fitch and Standard & Poor’s to the Class AA Certificates, the Class A Certificates or the Class B Certificates referred to above will not be lowered or withdrawn by one or more rating agencies.

Spirit has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Spirit has filed with the SEC for more complete information about Spirit and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Morgan Stanley & Co. LLC toll-free at 1-800-718-1649, Citigroup Global Markets Inc. at 1-212-723-6171, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, or Barclays Capital Inc. toll-free at 1-888-603-5847.

[1]	The first Regular Distribution Date to occur after the Outside Termination Date, which is the last date that all Aircraft may be subjected to the financing of this offering.